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                          [LOGO WAYNE BANCORP, INC.]


                               February 11, 1997

Dear Fellow Shareholder:

  This is to notify you that the adjourned Special Meeting (the "Special Meeting") of Stockholders of Wayne Bancorp, Inc. (the "Company") called to consider the approval of the Wayne Bancorp, Inc. 1996 Stock-Based Incentive Plan (the "Incentive Plan") will be held on February 25, 1997, at 2:00 p.m. Eastern Time, at the Paris Inn, 1292 Alps Road, Wayne, New Jersey.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE INCENTIVE PLAN AT THE SPECIAL MEETING; AND A PROXY CARD IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU HAVE ALREADY SUBMITTED A PROXY CARD FOR THE SPECIAL MEETING TO THE BOARD OF DIRECTORS AND YOU DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT HAVE TO SUBMIT ANOTHER PROXY CARD.

  IF YOU WISH TO RECEIVE ANOTHER COPY OF THE COMPANY'S PROXY STATEMENT FOR THE SPECIAL MEETING WHICH GIVES DETAILED INFORMATION REGARDING THE INCENTIVE PLAN, PLEASE CALL (201) 305-5500.

  As you may well be aware, the Special Meeting to consider approval of the Incentive Plan was convened as scheduled on January 30, 1997 and was adjourned to 2:00 p.m. Eastern Time on February 25, 1997. Such meeting will be held at the Paris Inn, 1292 Alps Road, Wayne, New Jersey. Such adjournment was taken in order to provide time for the Company to discuss and attempt to resolve issues with The Committee to Preserve Shareholder Value (the "Committee"), which solicited proxies in opposition to the Board of Directors' proposal to approve the Incentive Plan. The members of the Committee were identified as Lawrence B. Seidman, Seidman and Associates, L.L.C., Seidman and Associates II, L.L.C., Seidman Investment Partnership, L.P., The Benchmark Company, Inc., Benchmark Partners, LP, Richard Whitman, and Lorraine DiPaolo. In addition, at the request of Mr. Seidman and in order to facilitate negotiations with the Committee, the Board of Directors extended the deadline under the Company's Bylaws by which Mr. Seidman would have to submit nominees for election as Directors at the Company's 1997 Annual Meeting of Stockholders scheduled to be held on April 30, 1997. The Board understood that Mr. Seidman intended to nominate two persons, including Dennis Pollack, for election as Directors of the Company at its 1997 Annual Meeting, and that the Committee intended to conduct a solicitation for the election of such persons as Directors in opposition to the Company's solicitation of proxies for the election of Directors at such 1997 Annual Meeting.

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  Your Board of Directors determined that this adjournment and negotiations with the Committee were appropriate because the Committee was receiving significant support from other shareholders in its proxy solicitation in connection with the Special Meeting. In particular, shortly prior to the initial scheduled date for the Special Meeting, the Company's largest institutional shareholder (the "Institutional Investor"), which apparently has the ability to vote or cause the vote of approximately 7.9% of the Company's outstanding common stock as of the December 2, 1996 Record Date for the Special Meeting, indicated to management of the Company that it believed, given Mr. Seidman's percentage of stock ownership in the Company, that Mr. Seidman was entitled to have representation on the Company's Board of Directors. Moreover, such Institutional Investor indicated that, while it did not object to the Incentive Plan, it would vote against the Board of Directors' proposal seeking approval of the Incentive Plan at the Special Meeting unless the Board of Directors agreed to provide Mr. Seidman with such representation on the Board of Directors. More importantly, the Board of Directors was concerned about the possible prospective disruption to the Company's operations that could arise, particularly as a result of time demands on management, if there were continued and prolonged proxy fights between the Company and the Committee, and the Board of Directors was also concerned about the continuing costs to the Company of conducting such proxy contests.

  As a result of negotiations, the Company and the Committee entered into an agreement (the "Agreement") on February 10, 1997, which generally becomes binding if the Incentive Plan is approved at the Special Meeting by more than 50% of the outstanding shares of the Company's common stock. Such Agreement obligates the Company as follows:

  (1) The Board of Directors of the Company and its subsidiary bank, Wayne Savings Bank, F.S.B., each will increase by one the size of their respective Boards of Directors and, to fill such vacancies, Mr. Pollack will be appointed as a Director for a term expiring at the Company's 1997 Annual Meeting of Stockholders, subject to any required prior notice or approval by regulatory authorities.

  (2) The Company also will include Mr. Pollack as one of its nominees for re-election with the other members of that class of Directors at its 1997 Annual Meeting of Stockholders.

  (3) Further, upon termination of William J. Lloyd's next term as a Director or his earlier resignation, the Board will reduce the number of Directors back to nine, or such greater number to reflect any increase in the size of the Board as a result of any acquisition transaction.

  (4) As a result of the increase in the number of Directors, the Board of Directors will revise its fee arrangement for Directors so that such increase will not increase the total fees owed to Directors.

  (5) In addition, the Company will reimburse the Committee for actual expenses, not to exceed $15,000, incurred by it in connection with its solicitation of proxies for the Special Meeting.

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  The Agreement obligates Mr. Seidman and each of the other members of the
Committee as follows:

  (1) The common stock of the Company owned of record or beneficially by the members of the Committee (the "Committee Stock"), an aggregate of approximately 201,000 shares, or 9% of the outstanding shares, as of the December 2, 1996 Record Date for the Special Meeting, will be voted at the Special Meeting to approve the Incentive Plan.

  (2) The Committee Stock will be voted in favor of the election of the persons nominated by the Board of Directors of the Company to be elected Directors at the 1997 Annual Meeting of Stockholders.

  (3) The Committee can solicit proxies and vote for one Director at the Company's 1998 Annual Meeting of Stockholders; and, except for such one Director position, the Committee Stock will be voted for the election of persons nominated by the Company's Board of Directors for the other Directors to be elected at the 1998 Annual Meeting.

  (4) Except for any solicitation for one Director at the 1998 Annual Meeting, prior to the Company's 1999 Annual Meeting of Stockholders, the Committee will not solicit or participate in any solicitations of proxies or consents of stockholders of the Company; provided, however, that the Committee is not prevented from engaging in a solicitation in opposition to a solicitation by the Company that would involve the acquisition of the Company by another person, or the acquisition of more than 25% of the ownership of the Company by another person.

  (5) Members of the Committee, together with their associates and affiliates, and Mr. Pollack will not acquire, directly or indirectly and beneficially or of record, any additional shares of the Company's outstanding common stock to the extent that their aggregate ownership would exceed 10% of such outstanding common stock; provided, however, such persons are not prevented, in the aggregate, from exceeding the 10% ownership level to the extent repurchases of common stock by the Company cause their ownership to exceed the 10% level.

  (6) The members of the Committee will not seek to influence or control the Company or its management, business, policies or affairs, except they can seek to influence members of the Board of Directors in their capacity as Directors.

  Your Board of Directors believes that the Agreement with the Committee is in the best interests of the Company and its stockholders because it ends the costly and disruptive proxy contests with which the Company was confronted in connection with the Special Meeting and the 1997 Annual Meeting and should enable your Board of Directors to proceed with the job of managing the Company's operations to promote shareholder value. Your Board of Directors would like to thank you for your understanding, consideration and patience in connection with this Special Meeting, and urges all stockholders to vote in favor of the Incentive Plan at the Special Meeting. A proxy card is enclosed with this letter for your convenience.

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  IF YOU HAVE ALREADY SUBMITTED A PROXY CARD FOR THE SPECIAL MEETING, YOU DO
NOT HAVE TO SUBMIT A NEW PROXY CARD UNLESS YOU WISH TO CHANGE YOUR VOTE. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED "FOR" THE APPROVAL OF THE INCENTIVE PLAN.

                                         Sincerely yours,

                                         Harold P. Cook, III
                                         Chairman of the Board and Chief
                                          Executive Officer


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                            SOLICITATION OF PROXIES


   The cost of soliciting Management proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable and appropriate expenses incurred by them in sending Management proxy materials to the beneficial owners of Wayne Bancorp's Common Stock. The Company has retained Regan & Associates, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $15,000, plus reimbursement of expenses not to exceed $10,000. Approximately ten persons will be utilized by Regan & Associates, Inc. in such solicitation. The total amount estimated to be expended in connection with this proxy contest is $125,000, which excludes the amount normally expended in connection with a solicitation for similar compensation plans in the absence of a contest, and costs represented by salaries and wages of regular employees and officers of the Company. Approximately $44,000 has been paid to date. In addition to solicitation by mail, directors, officers and regular employees of the Company and/or the Bank may solicit proxies personally, by telegraph, by facsimile transmission or by telephone without additional compensation.

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                               - VERY IMPORTANT -

   IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE "FOR" THE INCENTIVE PLAN, PLEASE CALL OUR PROXY SOLICITOR, REGAN & ASSOCIATES, INC. AT (800) 737-3426.

   AS A "GENERAL" RULE, OUR "WHITE" PROXY CARD SHOULD BE RETURNED ONLY IN THE PREPAID ENVELOPE THAT WAS SUPPLIED TO YOU. IF YOUR SHARES ARE HELD BY A BROKER OR BANK, IT IS NECESSARY THAT YOUR PROXY INSTRUCTIONS BE RETURNED TO THEM FIRST, SO THAT THEY CAN ISSUE A VOTE ON YOUR BEHALF.

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